Exhibit 99.1
For Release October 23, 2006—1:30 p.m. PDT
STERLING FINANCIAL CORPORATION OF SPOKANE, WASHINGTON,
ANNOUNCES SOLID THIRD QUARTER 2006 EARNINGS, REFLECTING
CONTINUED STRONG LOAN AND DEPOSIT GROWTH
Sterling’s quarterly earnings increased 39 percent over the prior year, driven by 46 percent growth in loan balances and a 36 percent increase in deposits.
Spokane, Washington, October 23, 2006 — Sterling Financial Corporation (NASDAQ:STSA) today announced earnings of $19.3 million, or $0.52 per diluted share, for the quarter ended September 30, 2006, compared to earnings of $13.9 million, or $0.40 per diluted share, for the same period in the prior year. Sterling reported core earnings of $19.6 million, or $0.53 per diluted share, for the quarter ended September 30, 2006, compared to core earnings of $13.9 million or $0.40 per diluted share for the quarter ending September 30, 2005. Core earnings per share excludes any net securities gains or losses, merger and acquisition costs and a charge for costs related to early prepayment of debt, net of related income taxes. Earnings for the nine months ended September 30, 2006 were $51.7 million, or $1.44 per diluted share, compared to $45.8 million, or $1.31 per diluted share, for the same period in 2005. The increase in both periods reflects growth in net interest income and non-interest income.
Commenting on the third quarter results, Harold Gilkey, Chairman and Chief Executive Officer, stated, “Our strong financial performance this quarter was enhanced by our organizational and balance sheet structuring associated with the completion in July of the acquisition of Lynnwood Financial Group, Inc., and its wholly owned subsidiary, Golf Savings Bank (“Golf”), as well as the acquisition of certain assets of Mason-McDuffie Financial Corporation (“Mason-McDuffie.”) Loan demand proved strong and interest margins increased as the combined operations blended well to enhance overall profitability.”

Mr. Gilkey continued, “We are completing the Golf and Mason-McDuffie integrations while preparing for the closing of the proposed FirstBank NW Corp. (NASDAQ: FBNW) acquisition and we are now into the early stages of regulatory applications for the Northern Empire Bancshares (NASDAQ: NREB) acquisition. Management expects to file the Northern Empire applications in late November. Each of these transactions provides growth opportunities, along with geographic and operational synergies for Sterling. We welcome the employees, customers and shareholders of these companies to the Sterling family. Additionally, I would like to thank management and staff for their tremendous efforts during these periods of escalated activity, including pre-merger analysis, integration and post-merger activities.”
THIRD QUARTER HIGHLIGHTS
•	Total assets increased 31 percent year-over-year to a record $8.91 billion. Sterling’s organic growth represented 23 percent of total asset growth.

•	Loan originations of $1.40 billion reflect an increase of 47 percent over the third quarter of 2005. Sterling’s organic growth represented 14 percent of total loan origination growth.

•	Total loans receivable increased to a record $6.24 billion, a 46 percent increase over the third quarter of 2005. Sterling’s organic growth represented 36 percent of total loan growth.

•	Total deposits increased to a record $5.95 billion, a 36 percent increase, over the third quarter of 2005. Sterling’s organic growth represented 26 percent of total deposit growth.

•	Fees and Service Charges income increased to $11.5 million, a 24 percent increase over the third quarter of 2005. Sterling’s organic growth represented 17 percent of total fee and service charges income growth.

•	Asset quality remains stable, in line with peer averages.

•	The Sterling Board of Directors approved a cash dividend of $0.07 per common share, paid on October 13, 2006 to shareholders of record as of September 29, 2006.

•	Sterling and Northern Empire Bancshares (“Northern Empire”) announced on September 18, 2006 that they have entered into a definitive agreement for the merger of Northern Empire with and into Sterling, pending shareholder and regulatory approvals as well as other customary closing conditions.

•	Sterling Capital Statutory Trust VIII, a subsidiary of Sterling, completed on September 20, 2006, the issuance of $50.0 million of floating rate trust preferred securities, which bear an initial rate of 7.02 percent.

OPERATING RESULTS
Net Interest Income
Sterling reported net interest income of $70.0 million for the three months ended September 30, 2006, a 32 percent increase over $53.1 million for the same period of 2005. This increase reflects a 33 percent, or $2.06 billion, increase in the volume of average earning assets. The increase in average earning assets was due to an increase in average loan balances of approximately $1.92 billion year-over-year, due to both internal and acquisition growth.
Net interest income for the nine months ended September 30, 2006 was a record $190.0 million, compared to $159.7 million for the first nine months of 2005. The increase for the nine-month period was primarily influenced by growth in the volume and yield of loans outstanding, particularly in construction and commercial.
Net interest margin of 3.31 percent for the third quarter of 2006 represented a seven basis point increase from the previous quarter, reflecting an increased yield on the loan portfolio. The increased yield on the loan portfolio reflects repricing of loans following the interest rate increases by the Federal Reserve Board, and a higher yield on the loans acquired from the recent completion of the Golf acquisition.
Non-interest Income
Total non-interest income was $18.5 million for the quarter ended September 30, 2006, a 39 percent increase compared to $13.3 million for the same period one year ago. Total non-interest income was $46.5 million for the nine months ended September 30, 2006, compared to $43.4 million for the same period one year ago. The increase in the three-month period is a result of increased income from mortgage banking operations and fees and service charges income, while the increase in the nine-month period is a result of increased fees and service charges income.

Income from fees and service charges for the quarter ended September 30, 2006 increased by 24 percent to $11.5 million, compared to $9.3 million in the same period last year. Income from fees and service charges was $31.2 million and $24.9 million for the nine months ended September 30, 2006 and 2005, respectively, an increase of 26 percent. The increases in both periods were due to the success of Sterling’s Balance Shield program, cash management, CheckCard, merchant services and business banking fees. Escrow fees contributed approximately $367,000, or 4 percent, and Golf contributed $350,000, or 3 percent, of the increase in fee and service charges income for the three month period ended September 30, 2006. In spite of a challenging deposit environment, the total number of transaction accounts as of September 30, 2006 was over 160,000, a five percent increase over the number of transaction accounts as of September 30, 2005.
Income from mortgage banking operations for the third quarter of 2006 was $5.6 million, compared to $3.0 million for the prior year’s comparable quarter. Golf contributed $4.2 million of the mortgage banking operations income in the third quarter. Mortgage banking operations income for the nine months ended September 30, 2006 was $10.6 million, compared to $14.4 million for the prior year’s comparable period. The three-month increase was primarily the result of the Golf acquisition, while the decrease in the nine-month period was directly related to the lower level of loan sales compared to the volume of loan sales in the first and second quarters of 2005, which reflected a higher level of portfolio repositioning.
Non-Interest Expenses
Non-interest expenses were $55.3 million for the three months ended September 30, 2006, compared to $42.6 million for the same period in the prior year, an increase of 30 percent. Non-interest expenses were $146.5 million and $123.8 million, respectively, for the nine months ended September 30, 2006 and 2005, an increase of 18 percent. Employee compensation and benefits primarily accounted for the increase, as full-time equivalents increased to 2,100 from 1,770 in the prior year. The increase was primarily a result of staff increases following the Golf and Mason-McDuffie acquisitions, but also includes the addition of production and support personnel across Sterling’s growing Western states footprint.

Commenting on non-interest expenses and efficiency, Mr. Gilkey stated, “As demonstrated by our continued growth and Sterling’s acquisition announcements, we are very focused on building our banking franchise in high growth markets. Sterling’s commitment to expand in high-growth markets continues to be supported by strong loan and deposit growth; however, we do expect continued increases in staffing and related expenses as we expand the franchise.”
Performance Ratios
Return on average equity was 13.4 percent for the three months ended September 30, 2006, compared to 10.8 percent for the same period in 2005. Return on average tangible equity was 18.1 percent for the three months ended September 30, 2006, compared with 14.6 percent for the same period in 2005. Return on average assets was 0.89 percent for the three months ended September 30, 2006, compared to 0.81 percent for the same period in 2005. The increases were primarily due to Sterling’s ability to garner higher net interest margin and increase non-interest income, while improving efficiencies, despite the challenges of completing two acquisitions.
Lending
As of September 30, 2006, Sterling’s loans receivable had increased to a record $6.24 billion, compared to $4.29 billion at September 30, 2005, a 46 percent increase. Sterling’s loan growth in the third quarter is directly related to completion of the Golf acquisition, expanding market presence and the addition of lending personnel.
Sterling’s total loan originations increased 47 percent to $1.40 billion for the quarter ended September 30, 2006, compared to $955.5 million for the same period in 2005. Sterling’s total loan originations for the nine months ended September 30, 2006 were $3.52 billion, compared to $2.69 billion for the first nine months of 2005, a 31 percent increase. Sterling’s strength in lending is reflected by the 119 percent, or $1.08 billion, year-over-year increase in construction loan balances. Commercial loan balances, which are defined as business and corporate banking loans, increased $396.7 million, or 28 percent, year-over-year.

Credit Quality
At September 30, 2006, total non-performing assets were $19.2 million, or 0.21 percent of total assets, compared to $11.6 million, or 0.17 percent of total assets, at September 30, 2005. The increase in this ratio was due to a classification downgrade of one borrowing relationship. Management expects full recovery.
Classified assets decreased to $46.0 million at September 30, 2006, or 0.52 percent of total assets, compared to $57.1 million at June 30, 2006, or 0.71 percent of total assets, and $63.5 million at September 30, 2005, or 0.93 percent of total assets. The loan delinquency ratio increased to 0.25 percent of total loans, compared to 0.11 percent of total loans at June 30, 2006, down from 0.28 percent of total loans at September 30, 2005. The three-month change was derived from one delinquency as noted above.
The annualized level of net charge-offs to average loans was 0.04 percent for the third quarter of 2006, unchanged from June 30, 2006 and a decrease from 0.40 percent for the September 30, 2005 quarter. As we increase our level of commercial lending, we expect that our charge-offs will increase.
Sterling’s provision for loan losses was $4.7 million for the three months ended September 30, 2006, compared to $3.4 million for the same period in 2005 and $4.7 million for the second quarter of 2006. At September 30, 2006, the loan loss allowance totaled $71.5 million and was 1.13 percent of total loans. This compares to an allowance of $53.7 million, or 1.24 percent of total loans at September 30, 2005, and $62.8 million, or 1.13 percent of total loans at June 30, 2006. Sterling believes the allowance is adequate given its analysis of the loan portfolio and its relative mix of products.
Balance Sheet and Capital Management
As of September 30, 2006, Sterling’s total assets were a record $8.91 billion, an increase from the preceding quarter’s total assets of $8.04 billion, reflecting the increase in loan balances following the completion of the Golf acquisition and Sterling’s internal growth.

Loans held for sale reported for the period ended September 30, 2006 represent an increased level of mortgage loan production throughout the Golf loan origination offices.
As of September 30, 2006, Sterling’s book value per share was $16.44 compared to $14.65 at June 30, 2006. This increase in book value reflects the retention of earnings and improvement in the valuation of the mortgage-backed securities portfolio.
Sterling Capital Statutory Trust VIII completed the issuance of $50.0 million of floating rate trust preferred securities on September 20, 2006, which bear an initial rate of 7.02 percent. The floating rate is adjusted quarterly at the 90-day LIBOR plus 1.63 percent and matures in 30 years. The proceeds from this transaction were used to invest $30.0 million and $1.5 million of qualifying capital in Sterling Savings Bank and Golf, respectively.
Sterling’s risk-based capital ratios continued to exceed the “well-capitalized” requirements.
Goodwill Litigation
There has been change in the status of Sterling’s lawsuit against the U.S. Government with respect to the loss of the goodwill treatment and other matters relating to Sterling’s past acquisitions of troubled thrift institutions (the “Goodwill Litigation”). In May 1990, Sterling initiated the Goodwill Litigation, seeking damages for, among other things, breach of contract and deprivation of property without just compensation. In September 2002, the U.S. Court of Federal Claims granted Sterling Savings Bank’s motion for summary judgment as to liability on its contract claim, holding that the U.S. Government owed contractual obligations to Sterling with respect to the company’s acquisition of three failing regional thrifts during the 1980s and had breached its contracts with Sterling. On March 31, 2005, a hearing was held in the U.S. Court of Federal Claims on the U.S. Government’s motion to reconsider part of the September 2002 liability judgment, relating to Sterling’s acquisition of the largest of the three thrifts it acquired, Central Evergreen Savings & Loan. Sterling opposed the motion.
On August 30, 2006, the Court of Federal Claims granted the U.S. Government’s motion to reconsider, and held that the U.S. Government was not liable for breach of the contract for Sterling’s acquisition of Central Evergreen Savings and Loan. The Court set a trial date of June

25, 2007 to determine what amount, if any, the U.S. Government must pay in damages for its breach of the contracts for the acquisition of the two smaller thrifts, Lewis Federal Savings & Loan and Tri-Cities Savings & Loan. The ultimate outcome of the Goodwill Litigation cannot be predicted with certainty; the U.S. Government will likely appeal any award of damages in favor of Sterling, and Sterling may appeal the adverse ruling as to Central Evergreen Savings & Loan. Because of the effort required to bring the case to conclusion, Sterling will likely continue to incur legal expenses as the case progresses.
Outlook
Gilkey concluded, “Looking at Sterling from the outside-in, there are a number of moving parts related to mergers and acquisitions. However, the Bank and its operating subsidiaries continue to report record growth and solid performance. I am very pleased with our continued strong organic growth, which reflects our focus on relationship banking.
Additionally, the integration of acquisitions has been very successful. We believe it is in the best long-term interest of our shareholders to continue pursuing Sterling’s growth and expansion plans. We believe Sterling is well positioned going forward. I invite you to listen to our conference call for additional detail on Sterling’s 2006 third quarter results.”
Third Quarter 2006 Earnings Conference Call
Sterling will host a conference call for investors the morning of October 24, 2006, at 8:00 a.m. Pacific Time to discuss the company’s financial results. To participate in the conference call, domestic callers should dial 210-234-0009 approximately five minutes before the scheduled start time. You will be asked by the operator to identify yourself and provide the password “STERLING” to enter the call. A continuous replay will be available approximately one hour following the conference call and may be accessed by dialing 203-369-3518. The continuous replay will be offered through Friday, December 16 at 11:59 p.m. Pacific Time.
Additionally, Sterling’s 2006 third quarter earnings conference call is being made available on-line at the company’s website, http://www.sterlingfinancialcorporation-spokane.com/. To access this audio presentation call, click on the live audio webcast icon on the front page.
ABOUT STERLING
Sterling Financial Corporation of Spokane, Washington is a bank holding company, of which the principal operating subsidiaries are Sterling Savings Bank and Golf Savings Bank. Sterling

Savings Bank is a Washington State-chartered, federally insured commercial bank, which opened in April 1983 as a stock savings and loan association. Sterling Savings Bank, based in Spokane, Washington, has financial service centers throughout Washington, Oregon, Idaho and Montana. Through Sterling Saving Bank’s wholly owned subsidiaries, Action Mortgage Company and INTERVEST-Mortgage Investment Company, it operates loan production offices in Washington, Oregon, Idaho, Montana, Utah, Arizona and California. Sterling Savings Bank’s subsidiary Harbor Financial Services provides non-bank investments, including mutual funds, variable annuities and tax-deferred annuities and other investment products through regional representatives throughout Sterling Savings Bank’s branch network.
Golf Savings Bank is a Washington State-chartered and FDIC insured savings bank. Golf Savings Bank’s primary focus is residential mortgage origination of single-family permanent loans and residential construction financing. Golf Savings Bank’s primary market area is the greater Puget Sound area of Washington State. Golf Savings Bank originates loans through a mortgage origination office in Kennewick, Washington, as well as eight retail mortgage loan production offices, throughout the Puget Sound area.
ADDITIONAL INFORMATION ABOUT THE FIRSTBANK TRANSACTION AND WHERE TO FIND IT
Sterling has filed with the Securities and Exchange Commission a registration statement on Form S-4, and FirstBank has mailed a proxy statement/prospectus to its security holders, containing information about the transaction. Investors and security holders of Sterling and FirstBank are urged to read the proxy statement/prospectus and other relevant materials because they contain important information about Sterling, FirstBank and the proposed merger. In addition to the registration statement filed by Sterling and the proxy statement/prospectus mailed to the security holders of FirstBank, Sterling and FirstBank file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Sterling may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by FirstBank may also be obtained by requesting them in writing at FirstBank NW Corp., 1300 16th Avenue, Clarkston, WA 99403 or by telephone at (509) 295-5100. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by FirstBank on its website at www.fbnw.com.
Sterling, FirstBank and their respective executive officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of FirstBank with respect to the transactions contemplated by the proposed merger. Information regarding the special interests of these executive officers and directors in the transaction is included in the registration statement and proxy statement/prospectus described above. Additional information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006. Additional information regarding FirstBank’s officers and directors is included in the registration statement and proxy statement/prospectus described above.
ADDITIONAL INFORMATION ABOUT THE NORTHERN EMPIRE TRANSACTION AND WHERE TO FIND IT
Sterling intends to file with the Securities and Exchange Commission a registration statement on Form S-4, and Sterling and Northern Empire expect to mail a proxy statement/prospectus to their respective security holders, containing information about the transaction. Investors and security holders of Sterling and Northern Empire are urged to read the proxy statement/prospectus and other relevant materials when they become available because they will contain important information about Sterling, Northern Empire and the proposed merger. In addition to the registration statement to be filed by Sterling and the proxy statement/prospectus to be mailed to the security holders of Sterling and Northern Empire, Sterling and Northern Empire file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement/prospectus and other relevant documents (when they become available) and any other documents filed with the Securities and Exchange Commission at its website at www.sec.gov. The documents filed by Sterling, may also be obtained free of charge from Sterling by requesting them in writing at Sterling Financial Corporation, 111 North Wall Street, Spokane, WA 99201, or by telephone at (509) 227-5389. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Sterling on its website at www.sterlingfinancialcorporation-spokane.com. The documents filed by Northern Empire may also be obtained by requesting them in writing at Northern Empire Bancshares, 801 Fourth Street, Santa Rosa, CA 95404 or by telephone at (707) 591-9000. In addition, investors and security holders may access copies of the documents filed with the Securities and Exchange Commission by Northern Empire on its website at www.snbank.com.
Sterling, Northern Empire and their respective officers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Northern Empire with respect to the transactions contemplated by the proposed merger. Information regarding Sterling’s officers and directors is included in Sterling’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on March 24, 2006. Information regarding Northern Empire’s officers and directors is included in Northern Empire’s proxy statement for its 2006 annual meeting of shareholders filed with the Securities and Exchange Commission on April 13, 2006. A description of the interests of the directors and executive officers of Sterling and Northern Empire in the merger will be set forth in the proxy statement/prospectus to be mailed to security holders of Sterling and Northern Empire and other relevant documents filed with the Securities and Exchange Commission when they become available.

FORWARD-LOOKING STATEMENTS
This report contains forward-looking statements, which are not historical facts and pertain to Sterling’s future operating results. These forward-looking statements are within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, but are not limited to, statements about Sterling’s plans, objectives, expectations and intentions and other statements contained in this report that are not historical facts. When used in this report, the words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sterling’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the results discussed in these forward-looking statements because of numerous possible risks and uncertainties. These include but are not limited to: the possibility of adverse economic developments that may, among other things, increase default and delinquency risks in Sterling’s loan portfolios; shifts in interest rates that may result in lower interest rate margins; shifts in the demand for Sterling’s loan and other products; lower-than-expected revenue or cost savings in connection with acquisitions; changes in accounting policies; changes in the monetary and fiscal policies of the federal government; and changes in laws, regulations and the competitive environment.

Investor Contacts:	Sterling Financial Corporation Daniel G. Byrne EVP, Chief Financial Officer 509-458-3711 Marie Hirsch AVP, Director of Investor Relations 509-354-8165